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Exhibit 99(b)

                        DIRECTORS OF ADMIRALTY BANCORP
                             TO EXERCISE WARRANTS

     Palm Beach Gardens, Florida - May 31, 2001 - Admiralty Bancorp, Inc. (NASD "AAABB") announced today that all members of its Board of Directors who are holding outstanding common stock purchase warrants had elected to exercise those warrants. Members of the Board currently own 998 thousand shares of the Company's Class B Common Stock, or 24% of the outstanding Class B Common Shares, and hold warrants to purchase an additional 201 thousand shares of the Class B Common Stock.

     Mr. Bruce A. Mahon, Chairman of the Board of Admiralty Bancorp, Inc., stated "We appreciate the continued support the Company has received from the members of its Board of Directors. Our Board members are long-term investors who believe in the Company's future, and are providing this additional capital to assist the Company as it continues to grow its franchise."

     Admiralty Bancorp had announced on May 15, 2001 that under the terms of the outstanding warrants, it has accelerated the expiration date of the warrants to June 15, 2001. The Company was permitted to do this because the Company's Class B Common Stock had traded in excess of $13.28 for the twenty (20) consecutive trading days ended May 15, 2001.

     Admiralty Bancorp, Inc. is the parent company for Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and seven branch offices located in Boca Raton, Cocoa Beach, Juno Beach, Jupiter, Melbourne and two locations in Orlando, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.